Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Syniverse and Twilio Close on Strategic Partnership to Unlock the Power of Communications Technology

•	Twilio has invested $750 million in Syniverse for a minority ownership stake

•	Partnership will fuel continued innovation and accelerate seamless connectivity and engagement across the world of communications

TAMPA and SAN FRANCISCO, May 16, 2022 – Syniverse ®, the “world’s most connected company®” and a communications technology provider to leading carriers and enterprises, and Twilio (NYSE: TWLO) (LTSE: TWLO), the customer engagement platform that drives real-time, personalized experiences for today’s leading brands, today announced that the companies have closed on their previously announced strategic partnership. Twilio has invested $750 million for common equity in Syniverse, and the two companies have expanded their strategic and commercial partnership. Twilio is now a significant minority owner of Syniverse with Carlyle maintaining its majority stake.

Under the terms of the transaction, Twilio has invested $750 million in Syniverse, with Syniverse concurrently having raised $1.025 billion in new Term Loan debt and $340 million in new preferred equity, the proceeds of which were primarily used to reduce leverage.

Syniverse’s Chief Executive Officer Andrew Davies commented, “This transaction provides Syniverse with the enhanced liquidity and financial flexibility that will enable us to accelerate investment in innovation, product quality, and breadth to benefit our enterprise and carrier customers around the world. Our partnership with Twilio, combined with our enhanced balance sheet following this new infusion of capital, leaves us well positioned to more effectively monetize the 5G and CPaaS revolutions, deepen our engagement with our customers across key industry verticals and create long-term value and opportunity for all our stakeholders.”

Through this partnership, Syniverse will benefit from Twilio’s breadth of experience serving enterprise customers to capitalize on the next wave of growth in digital communications. Syniverse will also be even better positioned to serve its carrier customers and support continued innovation, customer service and lasting growth.

Simon Khalaf, Twilio’s Senior Vice President and GM of Communications Platform, said, “We are pleased to have closed this partnership and investment to accelerate the next wave of innovation in mobile communications and drive long-term growth.”

James Attwood, Senior Advisor at Carlyle and Chairman of Syniverse, said, “Today marks a new day for Syniverse and for Carlyle’s investment in the business. We look forward to continuing to partner with Syniverse and Twilio to accelerate the next wave of innovation in intelligent connectivity and communications.”

Advisors

Moelis & Company LLC served as financial advisor to Syniverse and Carlyle. Barclays Bank, Goldman Sachs Bank, BNP Paribas Securities, Societe Generale, BofA Securities, Credit Suisse Loan Funding, Deutsche Bank Securities and Mizuho Bank, Ltd., served as joint bookrunners on the new Term Loan financings. Affiliates of Oak Hill Advisors (OHA), Brigade Capital Management L.P., and other parties provided the preferred equity financing. Debevoise & Plimpton LLP served as legal counsel for Syniverse and Carlyle.

Centerview Partners LLC served as financial advisor to Twilio, and Kirkland & Ellis LLP and DLA Piper LLP acted as Twilio’s legal counsel.

About Syniverse

Syniverse is the world’s most connected company. We seamlessly connect the world’s networks, devices, and people, so the world can unlock the full power of communications.

Our secure, global technology powers the world’s leading carriers, top Forbes Global 2000 companies, and billions of people, devices, and transactions every day. Our engagement platform delivers better, smarter experiences that strengthen relationships between businesses, customers, and employees.

For over 30 years, we have accelerated important advances in communications technology. Today we are an essential driver of the world’s adoption of intelligent connectivity, from 5G and CPaaS to IoT and beyond.

About Twilio Inc.

Today’s leading companies trust Twilio’s Customer Engagement Platform (CEP) to build direct, personalized relationships with their customers everywhere in the world. Twilio’s leading communications APIs enable companies to engage with their customers across voice, conversations, messaging, video and email. Twilio Segment, the leading Customer Data Platform, allows companies to create highly personalized interactions and automated customer profiles based on first-party data from multiple channels. Twilio enables companies to use communications and data to add intelligence to every step of the customer journey, from sales to marketing to growth, customer service and many more engagement use cases in a flexible, programmatic way. Across 180 countries, millions of developers and hundreds of thousands of businesses use Twilio to create magical experiences for their customers.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. The words “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements regarding the anticipated benefits of the transaction.

These statements are subject to risks, uncertainties, and assumptions. Should any of these risks or uncertainties materialize, or should any assumptions prove to be incorrect, actual results could differ materially from these statements. Important factors that could cause actual results to differ materially include, but are not limited to, failure to realize the expected benefits of the transaction, negative effects relating to the announcement of the transaction or any further announcements relating to the consummation of the transaction on the market price of Twilio’s shares and/or the business relationships of either of the parties with third parties, general economic and business conditions that affect the benefits Twilio may receive from the transaction and changes in global, political, economic, business, competitive, market and regulatory forces.

Additional factors that could cause actual results to differ materially from these forward-looking statements are detailed from time to time in the reports Twilio files with the Securities and Exchange Commission (SEC), including in Twilio’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Copies of reports filed with the SEC are posted on Twilio’s website and are available from Twilio without charge. Moreover, Twilio operates in a very competitive and rapidly changing environment, and new risks and uncertainties may emerge that could have an impact on the forward-looking statements contained in this press release.

Forward-looking statements represent beliefs and assumptions only as of the date such statements are made. Twilio undertakes no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law.

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For more information, contact:

Media and Press:
Kevin Petschow	Kelsey Markovich	Carolyn Bos
Syniverse	Sard Verbinnen & Co.	Twilio
pr@syniverse.com	syniverse-svc@sardverb.com	press@twilio.com
+1.813.637.5084	+1.212.687.8080

Investor Relations:
Stanley Martinez, CFA, IRC
Syniverse
ir@syniverse.com
+1.813.614.1070

Bryan Vaniman
Twilio
ir@twilio.com